AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

AUGUST 18, 2005

Registration No. 333-127205

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4037641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 N. Reo Street

Suite 300

Tampa, FL 33609

(813) 261-5157

(Address, including zip code and telephone number of Principal Executive Offices)

____________________________________

MARK SCOTT

IA GLOBAL, INC.

550 N. REO STREET, SUITE 300

TAMPA, FL 33609

(813) 261-5157

(Name, address, including zip code, and telephone number, including area code,

of agent for service of each registrant)

WITH A COPY TO:

KEVIN J. LAVIN, ESQ.

ARNOLD & PORTER LLP

1600 TYSONS BOULEVARD

SUITE 900

MCLEAN, VIRGINIA 22102

____________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2005.

PROSPECTUS

IA Global, Inc.

16,638,772 Shares of Common Stock

The 16,638,772 shares of our common stock offered by this Prospectus include (i) 462,000 shares of our common stock issued by us to selling stockholders of Rex Tokyo Co. Ltd. (“Rex Tokyo”), which was acquired March 18, 2004; (ii) 826,772 shares of our common stock issued by us to the selling stockholders in a private placement completed on November 9, 2004; (iii) 15,000,000 shares of our common stock issued by us to selling stockholders of Global Hotline, Inc. (“Global Hotline”), which was acquired on June 15, 2005; and (iv) 350,000 shares of our common stock issued by us to selling stockholders in a private placement completed on June 28, 2005. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4 (2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 15of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On August 3, 2005 the last reported sale price for our common stock as reported on the AMEX was $.27 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 18, 2005.

TABLE OF CONTENTS

Prospectus Summary	1
Description of Capital Stock	1
Risk Factors	3
Forward-Looking Statements	15
Use of Proceeds	15
Selling Shareholders	15
Plan of Distribution	16
Legal Matters	19
Experts	19
Notice Relating to this Prospectus	19
Where You Can Find More Information	19
Incorporation of Certain Documents by Reference	20

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

i

Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and Our Business

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the gaming, entertainment and technology areas. We hold a 60.5% equity interest in Rex Tokyo, a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. We own 100% of Global Hotline, which operates call centers and is a reseller of telephone and broadband lines in Japan.

We intend to grow our Rex Tokyo and Global Hotline businesses. Also, we intend to further increase the number of majority-owned companies by acquiring primarily Japanese small to midsize companies at low acquisition costs in the gaming, entertainment and technology markets.

Corporate Information

We were incorporated in Delaware on November 12, 1998 under the name foreignTV.com, Inc. In December 1999, we changed our name to Medium4.com, Inc. On January 3, 2003, we changed our name to IA Global, Inc. Our executive offices are located at 550 N. Reo Street, Suite 300, Tampa, FL 33609, but our operations are located primarily in Japan. Our telephone number is (813) 261-5157. The address of our website is www.iaglobalinc.com. Information on our web site is not part of this Prospectus.

The Company’s Common Stock

The Company’s common stock trades on the AMEX under the symbol “IAO.”

Description of Capital Stock

Common Stock

The Company’s common stock is $.01 par value, 200,000,000 shares authorized and 97,400,181 issued and outstanding held by approximately 179 stockholders of record. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

The Company’s Series B preferred stock is $.01 par value, 5,000 shares authorized and 1,180 issued and outstanding with a liquidation value of $1,158,000. Each share of Series B convertible preferred stock is convertible at any time or from time to time into 10,000 shares of our Common Stock, or an aggregate of 11,580,000 shares of our Common Stock if all of the Series B convertible preferred stock is converted. The Series B convertible preferred stock has no voting rights except as may be required by law, provides for the payment of dividends only when and if dividends are declared and paid on shares of our common stock and then in a like amount, provides for a liquidation preference of $1,000 per share and is not redeemable by us.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Certificate of Incorporation and Bylaws, the Delaware General Corporation Law and the Share Exchange Agreements and Subscription Agreements. The Share Exchange Agreement, dated March 18, 2004, between the Company and Hiroyuki Ejima is included as Exhibit 10.11 to the Form 10-K, dated March 30, 2004 and is incorporated herein by reference. The Subscription Agreement dated November 9, 2004 between the Company and Mr. Isobe is included as Exhibit 2.3 to the Form 8-K filed on November 11, 2004 and is incorporated herein by reference. The Share Exchange Agreement dated April 20, 2005 amongst the Company, Mr. Hideki Anan, Mr. Kyo Nagae and Mr. Hiroki Isobe is included as Exhibit 2.1 to the Form 8-K filed on April 25, 2005 and is incorporated herein by reference. The Confirmation of Close of Share Exchange Agreement dated June 15, 2005 amongst the Company, Mr. Hideki Anan, Mr. Kyo Nagae and Mr. Hiroki Isobe is included as Exhibit 2.1 to the Form 8-K filed on June 16, 2005, and is incorporated herein by reference. The Subscription Agreement dated June 28, 2005 between the Company and Hiroaki and Yumiko Honda is included as Exhibit 10.5 to this Form S-3.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 16,638,772 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 18 of this prospectus.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements.”

Risks Related to our Business

OUR COMMON STOCK COULD BE DELISTED FROM AMEX.

In May 2003, we received notice from the AMEX Staff indicating that we were below certain of AMEX’s continued listing standards, due to losses in two of our most recent fiscal years with shareholder equity below $2 million, and had sustained losses so substantial in our overall operations that it appeared questionable, in the opinion of the AMEX, as to whether we would be able to continue operations, as set forth in Section 1003(a)(i) and Section 1003(a)(iv) of the AMEX Company Guide. We were afforded the opportunity to submit a plan of compliance to AMEX and on July 7, 2003 presented the plan, with a further amended submission on September 8, 2003. On September 30, 2003, AMEX notified us that it accepted our plan of compliance and granted us an extension until November 27, 2004 to regain compliance with the continued listing standards. We were subject to periodic review by AMEX Staff during the extension period, during which we were required to make progress consistent with our plan and to regain compliance with the continued listing standards.

On October 7, 2004, we received notice from the AMEX Staff that we were not in compliance with Section 1003(a)(ii), which requires a company to have shareholders’ equity of not less than $4 million if the company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. AMEX Staff also informed us in that letter that we must submit a description of the acquisition and/or investment that would bring the company into compliance with all continued listing standards by November 27, 2004. In addition, the AMEX Staff notified us that if we did not have at least $6 million in shareholders’ equity in our financial report on Form 10-K for the fiscal year ending December 31, 2004, that we would also not be in compliance with Section 1003(a)(iii) of the AMEX Company Guide, which requires a company to have $6 million in shareholders’ equity if the company has sustained losses from continuing operations and/or net losses in our five most recent fiscal years.

On November 10, 2004, we announced that PBAA Fund Ltd. (“PBAA”), Inter Asset Japan Co. Ltd. (“IAJ”) and Mr. Isobe collectively invested an additional $1,130,000 into the company in a private placement. This increased our stockholder’s equity to approximately $4.3 million on November 9, 2004.

On December 27, 2004, we received notice from the AMEX Staff that we evidenced compliance with the requirements for continued listing on AMEX.

In addition, the AMEX Staff reminded us that we have become subject to Section 1009(h) of the AMEX Company Guide and our financial report on Form 10-K for the fiscal year ending December 31, 2004, when it is was filed on approximately April 15, 2005, must evidence compliance with Section 1003(a)(iii) of the AMEX Company Guide, which requires a company to have shareholders’ equity above $6 million, provided the company expects to incur losses from continuing operations and/or net losses in its five most recent fiscal years.

On June 15, 2005, we announced that the acquisition of Global Hotline, a privately held Japanese company, had closed. The transaction was structured as a share exchange in which IAO will issue 15,000,000 shares of its common stock in exchange for 100% of Global Hotline’s equity. The IAO common stock had a value of $0.207 per share, which was the average close price during the twenty days prior to the signing of the April 20, 2005 Share Exchange Agreement, or an aggregate value of $3.1 million. We expect the Global Hotline acquisition to increase our stockholder’s equity by $3.1 million to above $6 million and to help us maintain our AMEX listing.

On June 28, 2005, the company announced that it had received commitments totaling $3,750,000 for convertible debentures. This financing includes a beneficial conversion feature, which is expected to increase the company’s stockholders’ equity by $1,250,000 to above $6.0 million as of June 30, 2005 and to help us maintain our AMEX listing.

As part of the financing, we received subscription agreements from thirty-four private Japanese investors, which closed July 29, 2005. The terms of the convertible notes provide for a conversion price of $0.30 per share, or 12,500,018 shares, until June 28, 2008, with an automatic conversion on June 28, 2008 at a 25% discount based on the trailing five day price prior to June 28, 2008. The coupon rate is 7.5% per annum payable in cash at the earlier of the conversion date or June 28, 2008. The Company has committed to filing a registration statement covering the shares issuable upon conversion within thirty days of the closing. JPB (Switzerland) A.G., a party affiliated with our majority shareholder, advised the company on the transaction and will receive a 7% fee at funding. This financing will significantly strengthen the financial position of the Company and increase our stockholder’s equity to above $6 million as of June 30, 2005, which is above the $6 million required to maintain our AMEX listing.

We are working to maintain our AMEX listing, but there can be no guarantee that this listing will be achieved after July 31, 2005. Not achieving our plan of compliance accepted by AMEX and the listing rules set forth in the AMEX Company Guide could result in our common stock being delisted from AMEX, which could materially affect the ability of our stockholders to dispose of their shares and reduce the liquidity of their investment. In addition, delisting could affect our ability to obtain financing to support future operations and acquisitions.

WE MAY NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE BUSINESSES.

We may need to obtain additional financing in order to continue our current operations, including the cash flow needs of Rex Tokyo, Global Hotline and IA Global Acquisition Co., to acquire businesses and to meet our AMEX requirements of $6 million in stockholder’s equity by July 31, 2005 for continued listing of our shares. Our major shareholders thus far have indicated a willingness to support our financing efforts. However, there can be no assurance that we will be able to secure additional funding, or that if such funding is available, whether the terms or conditions would be acceptable to us, from our major shareholders or otherwise.

Moreover, if we raise additional capital through borrowing or other debt financing, we would incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. If we do raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders. Any inability to obtain additional financing may materially affect our business, financial condition and results of operations.

THE COMPANY IS EXPOSED TO LEGAL CLAIMS.

As part of the September 25, 2002 Agreement and Assignment (the “Agreement and Assignment”) between the Company, IAJ and David Badner, a major stockholder and former consultant to us, Mr. Badner has agreed to indemnify and hold us harmless against certain expenses, including, among other things, any fees and damages arising from the Krakowski matter. On November 5, 2004, we were notified that, in connection with the arbitration matter initiated by Mr. Badner described below, Mr. Badner intends to contest his indemnification obligation.

On November 5, 2004, we received notice from the American Arbitration Association in New York City (“Arbitrator”) that Mr. Badner has commenced an arbitration proceeding against us, our major shareholder, IAJ, and certain officers of the Company and IAJ relating to the Agreement and Assignment. Mr. Badner alleges (i) unrestricted shares of the Company’s stock to which he was entitled under the agreement were not delivered as per the terms of the agreement, (ii) unspecified commitments to engage in future business ventures with Mr. Badner were not made, and (iii) damages resulting from intentional misrepresentation. Mr. Badner is seeking damages of $6 million plus interest and costs and punitive and exemplary damages in an amount to be determined.

On January 7, 2005, we received notice from the Arbitrator that Mr. Badner had amended his arbitration claim against us and our major shareholder, IAJ. Mr. Badner alleges (i) unrestricted shares of the Company’s stock to which he was entitled under the Agreement and Assignment were not delivered as per the terms of the agreement, (ii) unspecified commitments to engage in future business ventures with Mr. Badner were not made, and (iii) damages resulting from fraud and misrepresentation. Mr. Badner is seeking damages of $2.5 million plus interest related to the breach of the Agreement and Assignment, $100,000 for damages suffered related to fraud and misrepresentations and costs and punitive and exemplary damages in an amount to be determined.

On February 4, 2005, we filed an answer and counterclaim against Mr. Badner in response to Mr. Badner’s amended arbitration claim filed on January 7, 2005. We are seeking an award of actual damages in the sum according to proof, plus interest, costs and attorneys’ fees, on our counterclaims against David Badner. Arbitration is scheduled for December 2005.

We have appropriately responded to Mr. Badner’s allegations by way of our answer and counterclaims and we intend to vigorously defend against his claims. There is no guarantee that we have insurance to cover these claims or that we will be successful in defending these claims.

WE MAY ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we may engage in discussions relating to possible acquisitions, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed one acquisition during early 2003, one acquisition in August 2003, one acquisition in March 2004, one acquisition in June 2004 and one acquisition in June 2005, invested in a joint venture in July 2003 and expanded the Rex Tokyo business as discussed, sold a business in December 2003, sold a business in May 2005 and sold a business in July 2005 and a joint venture in October 2004. Such transactions are accompanied by a number of risks, including:

- Use of significant amounts of cash,

- Potentially dilutive issuances of equity securities on potentially unfavorable terms,

- Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets,

- The possibility that we may pay too much cash or issue too much of our stock as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and

- The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

- Diversion of management time during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products,

- Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

- The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

- The need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies,

- The need to sell acquired technology and products into the marketplace,

- The need to incorporate acquired technology, content or rights into our products and anticipated expenses related to such integration, and

- The need to successfully develop an acquired in-process technology to achieve the value currently capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

- Effectively transfer liabilities, contracts, facilities and employees to the purchaser,

- Identify and separate the intellectual property to be divested from the intellectual property that we wish to keep,

- Reduce fixed costs previously associated with the divested assets or business, and

- Collect the proceeds from the divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions.

If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and is likely in the future to be highly volatile. Our common stock price may fluctuate significantly in response to factors such as:

- Quarterly variations in our operating results,

- Announcements of technological innovations,

- New product introductions by us or our competitors,

- Competitive activities,

- Announcements by us regarding significant acquisitions and divestitures, strategic relationships, capital expenditure commitments, liquidity and our AMEX listing,

- Additions or departures of key personnel,

- Issuance of convertible or equity securities for general or merger and acquisition purposes,

- Issuance of debt or convertible debt for general or merger and acquisition purposes,

- General market and economic conditions,

- Investor relation activities,

- Defending significant litigation, and

- Foreign exchange gains and losses.

The stocks of technology companies have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. Factors like this could have a material adverse effect on our business, financial condition and results of operations.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES COULD DEPRESS THE PRICE OF OUR STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of July 31, 2005, 97.4 million shares of common stock were outstanding. Significant shares were held by our principal stockholders and other Company insiders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the company, our principal stockholders and other Company insiders may only sell their shares of common stock in the public market in compliance with Rule 144, including the volume limitations therein.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A LIMITED OPERATING HISTORY.

We have a limited operating history on which to base an evaluation of our business and prospects, having only commenced our initial business operations in April 1999. In addition, we have shifted our revenue model from broadband entertainment channels and revenues derived from advertising to operating primarily as a holding company. We intend to grow our Rex Tokyo and Global Hotline businesses. Also, we intend to further increase the number of majority-owned companies by acquiring primarily Japanese small to midsize companies at low acquisition costs in the gaming, entertainment and technology areas. Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the market for gaming, entertainment and technology products and services.

As we have such a limited history of operations, investors will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against their past or present equivalents.

WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

We have experienced net losses since inception. We expect our net losses from operations to decrease during 2005, but to continue for the foreseeable future. There can be no assurance that we will ever achieve profitability.

OUR CUSTOMER BASE IS CONCENTRATED.

Rex Tokyo has one customer that was 44.8% of net revenues for the six months ended June 30, 2005. Global Hotline has one customer that is 6.0% of net revenues. We anticipate that significant customer concentration will continue for the foreseeable future. The loss of a significant customer would have a material adverse effect on our business, financial condition and results of operations.

OUR VENDOR BASE IS CONCENTRATED.

Our vendor base is concentrated in a few major suppliers for Rex Tokyo and Global Hotline. We anticipate that significant vendor concentration will continue for the foreseeable future. Such concentration can result in unfavorable pricing, payment or supply terms and such terms would have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN THIRD PARTY LICENSES AND AGREEMENTS.

During 1998, Rex Tokyo agreed to pay monthly 5,000,000 Yen or approximately $47,000 at current exchange rates to a majority-owned company of the Chief Executive Officer of Rex Tokyo for assigning the distribution rights for certain lock products for Tokyo, Japan to Rex Tokyo. This distribution agreement assignment is ongoing and resulted in 2004 sales of approximately $2,800,000 at current exchange rates.

Global Hotline has two contracts with a KDDI, a significant Japanese telecommunications company. The first contract covers the period October 1, 2004 thru September 30, 2005 and requires GHI to sell subscriber lines based on agreed monthly targets. Global Hotline expects to be paid 841,000,000 Yen or $7,600,000, at current exchange rates under this contract. The second contract covers the period March 16, 2005 through March 31, 2006 and requires Global Hotline to sell subscriber lines based on agreed monthly targets. Global Hotline expects to be paid 2,925,000,000 Yen or $26,400,000, at current exchange rates under this contract. Should the targets not be achieved on a quarterly basis, then Global Hotline will be required to refund portions of the revenue to the customer. Global Hotline has outsourced the call center operation for the first contract with similar penalties to protect the revenues and profits. Global Hotline has two call center operations to support the second contract.

Any cancellation of these agreements or lack of achievement of the contract targets would have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

While we are not aware of any organization that is providing the complete suite of services under the same business model we are utilizing, in general, we face competition from entities that provide supply equipment and services to the Pachinko and gaming industry or which resell telephone and broadband lines in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.

In addition to the foregoing, some of our key customers or potential customers might decide to supply equipment or services to the Pachinko and gaming industry or resell telephone and broadband lines in Japan. Although this has not been the industry trend over the past year, if this were to happen, we might be adversely impacted thereby.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.

We regard our copyrights, trade secrets, trademarks, patents, and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

WE ARE DEPENDENT ON KEY PERSONNEL.

We have experienced turnover of management and directors. Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

OUR PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE OVER OUR COMPANY.

As of July 31, 2005, Inter Asset Japan LBO No. 1 Fund (“IAJ LBO Fund”), PBAA , Terra Firma Fund Ltd. (“Terra Firma”), IAJ, Alan Margerison and Hiroki Isobe collectively hold approximately 75.1% of our common stock (collectively, the “Controlling Shareholders”). The share ownership percentages described in this Form S-3 include the 11,580,000 shares of common stock issuable to IAJ LBO Fund upon the conversion of 1,158 shares of Series B preferred stock and excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority and 12,500,018 shares of our common stock issued by us to selling stockholders upon conversion of the Notes. Such entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”). Alan Margerison, our Director, President and Chief Executive Officer, and together with his business partner, Hiroki Isobe, they control each of our Controlling Stockholders.

IAJ has the ability to cause a change of control of our board of directors by electing candidates of its choice to the board at a stockholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other stockholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the company, which in turn could adversely affect the market price of our common stock.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS.

The majority of our operations are located in Japan. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen and US Dollar would have a material adverse effect on our business, financial condition and results of operations.

WE ARE EXPOSED TO CHANGES IN THE PACHINKO INDUSTRY.

Over the last few years the Pachinko/Slot Machine industry in Japan has seen significant growth in operators known as “Chain Stores”. Rex Tokyo has taken advantage of this growth, and focused heavily on servicing these clients. During the six months ended June 30, 2005, 44.8% of revenues resulted from sales to one Chain Store. Any slow down from this side of the industry could significantly impact Rex Tokyo’s ability to perform at its current levels of revenue. Further, Chain Stores have thus far focused heavily on a high level of automation within the stores. Any change in plan by Chain Stores to decrease the level of automation could adversely affect Rex Tokyo’s sales of machinery and parts. This could have a material adverse effect on our business, prospects, financial condition and results of operations.

The Pachinko/Slot machine industry in Japan has seen a significant growth in the Slot machine side of the business, while the Pachinko market has remained more constant in terms of total number of machines in stores. Rex Tokyo has focused heavily on the Slot machine side of the business. Any downturn in growth of the Slot machine market, or any change in the law that might curtail sales of Slot machines in the market, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Rex Tokyo has expanded its sales offices based on a perceived need for more local representation in areas where clients are based. In providing clients with a local office, feedback from clients can be more readily received, thus helping to improve service levels. There is also a possibility that formation from clients may be filtered prior to reaching head office. This may result in a less accurate picture of client satisfaction levels and expectations. Rex Tokyo regularly conducts meetings with managers from the local offices to hear their views in an effort to combat this, however, a decrease in client satisfaction levels could have a material adverse effect on our business prospects, financial condition and results of operations.

Rex Tokyo has seen an expansion of its business by aligning itself strongly with a number of core clients. If for any reason Rex Tokyo’s image was damaged with those clients or in the industry as a whole, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

Rex Tokyo’s business is dependent upon its ability to maintain tight control on its cash flow cycle. In general, as the amount of work increases the amount of cash flow required increases. If Rex Tokyo is not able to maintain sufficient cash flow to expand its business at the same pace as it’s clients expansion, it may lead to clients moving their accounts to other service providers.

Rex Tokyo is dependent upon key suppliers for supply of parts and machinery to the Pachinko slot machine gaming industry. It also outsources a large amount of its maintenance and installation work. Failure to secure specific machines or parts that clients request from suppliers may lead to a decrease in sales. Failure to maintain good relationships with its suppliers and outsourcing companies could result in the inability to complete work for clients.

Revenue recognition is based on completion of work and industry regulated police inspection being carried out so that stores can open. A change in this system or the delay of inspections could adversely affect revenue.

The passing of legislation that may allow for other forms of gaming within Japan could cause a material change in the business model of Rex Tokyo. While no legislation has been passed at this time, debate in political circles over the introduction of legal casinos in Japan has been public knowledge for some time. It is not known whether such legislation might ever be passed in Japan, or if it was passed, what impact that may have on Rex Tokyo’s business, prospects, financial condition and results of operations. Further, the existence and growth of illegal or “underground” casinos in Japan may also have a similar negative impact.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION INDUSTRY.

The Japanese telecommunications market is experiencing significant growth in alternative carriers due to recent regulatory changes that now permit individuals and companies to choose their telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a call center and reseller of telephone and broadband lines in Japan.

o Passing of new or changes in existing legislation;

o Impact of privacy laws;

o New competitors;

o Decreased pricing;

o KDDI not renewing its contracts;

o Default or lack of performance by its agents;

o Changes in the availability of employees or wages paid to employees to operate the call centers; and

o Loss of key personnel.

In addition, the Global Hotline business has a concentration of customers and suppliers with one customer and two agents, respectively. The Global Hotline business is dependent upon its ability to operate efficiently by maintaining tight control on its cash flows. Any change in these factors could adversely affect Global Hotline’s ability to achieve the contract rates in the KDDI contracts and to operate as a call center and reseller of telephone and broadband lines in Japan. This could result in a repayment of cash paid by KDDI under the contracts, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

THE ABOVE RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED ABOVE, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will receive no proceeds from the sale of shares of common stock in this offering.

Selling Shareholders

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their 16,638,772 shares of our common stock offered by this Prospectus as follows: (i) 462,000 shares of our common stock issued by us to selling stockholders of Rex Tokyo, which was acquired March 18, 2004; (ii) 826,772 shares of our common stock issued by us to the selling stockholders in a private placement completed on November 9, 2004;

(iii) 15,000,000 shares of our common stock issued by us to selling stockholders of Global Hotline, which was acquired on June 15, 2005; and (iv) 350,000 shares of our common stock issued by us to selling stockholders in a private placement completed on June 28, 2005. Mr. Isobe was a 23% stockholder in Global Hotline and is the business partner of Mr. Alan Margerison, our Director, President and Chief Executive Officer and is affiliated with our Controlling Shareholders. None of the other selling shareholders has had a material relationship with us during the past three years.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

Name of Selling Shareholder	Number of Shares Owned	Percentage of Outstanding Shares (1)	Number of Shares Registered for Sale Hereby
Hiroki Isobe	82,511,710 (2)	75.7%	4,326,772
Hideki Anan	10,000,000	9.2%	10,000,000
Kyo Nagae	1,500,000	1.4%	1,500,000
Hiroyuki Ejima	515,000	*	462,000
Hiroaki and Yumiko Honda	350,000	*	350,000

(1) The share ownership percentages described in this Form S-3 include the 11,580,000 shares of Common Stock issuable to IAJ LBO Fund upon the conversion of 1,158 shares of Series B Preferred Stock.

(2) The share ownership percentages described in this Form S-3 for Mr. Isobe also include 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority

* Less than 1%.

Plan of Distribution

We are registering the previously issued 16,638,772 shares of our common stock to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of Sherb & Co., LLP and Radin Glass & Co., LLP, independent registered public accounting firms, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you be referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on April 15, 2005;


2.         Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2005 filed on May 13, 2005 and June 30, 2005 filed on August 15, 2005;

3.         Current Reports on Form 8-K filed on January 7, 2005; January 10, 2005; January 21, 2005; January 26, 2005; February 7, 2005; February 14, 2005; February 17, 2005; March 23, 2005; March 31, 2005; April 25, 2005; April 28, 2005; May 16, 2005; May 17, 2005; June 3, 2005; June 7, 2005; June 16, 2005; June 17, 2005; June 20, 2005; June 22, 2005; June 22, 2005; June 28, 2005; June 29, 2005; June 30, 2005, July 13, 2005, July 18, 2005, August 1, 2005, August 2, 2005, August 5, 2005 and August 10, 2005.


We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

IA Global, Inc.

550 N. Reo Street

Suite 300

Tampa, FL 33609

(813) 261-5157

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (“SEC”) registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$528.76
American Stock Exchange additional listing fee	60,000.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	5,000.00
Registrar and transfer agent’s fees and expenses	2,000.00
Printing and engraving expenses	2,200.00
Miscellaneous	800.00
Total expenses	$75,528.76

Item 15. Indemnification of Directors and Officers

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 16. Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment, dated January 3, 2003, to the Certificate of Incorporation of the Registrant (2)
3.3	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock (3)
3.4	Certificate of Amendment, dated June 17, 2004, to the Certificate of Incorporation of the Registrant (4)
3.5	Certificate of Amendment, dated June 7, 2005, to the Certificate of Incorporation of the Registrant. (9)
3.2	Bylaws (5)
4.1	Specimen of Stock Certificate (1)
5.1	Opinion of Arnold & Porter LLP (9)
10.1	Share Exchange Agreement, dated March 18, 2004, between IA Global, Inc. and Hiroyuki Ejima. (4)
10.2	Subscription Agreement dated November 9, 2004 between IA Global, Inc. and Mr. Isobe. (6)
10.3	Share Exchange Agreement dated April 20, 2005 amongst IA Global, Inc. Mr. Hideki Anan, Mr. Kyo Nagae and Mr. Hiroki Isobe. (7)
10.4	Confirmation of Close of Share Exchange Agreement dated June 15, 2005 amongst IA Global, Inc. Mr. Hideki Anan, Mr. Kyo Nagae and Mr. Hiroki Isobe. (8)
10.5	Subscription Agreement dated June 28, 2005 between IA Global, Inc. and Hiroaki and Yumiko Honda. (9)
23.1	Consent of Sherb & Co., LLP Independent Registered Public Accounting Firm (9)
23.2	Consent of Radin Glass & Co, LLP, Independent Registered Public Accounting Firm (9)

(1) Filed as an exhibit to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-71733), and incorporated herein by reference.

(2) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated January 3, 2003, and incorporated herein by reference.

(3) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference

(4) Filed as an exhibit to Registrant’s Annual Report on Form 10-K, dated March 30, 2004, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant’s Registration Statement on Form 8-A (File No. 1-15863), and incorporated herein by reference.

(6) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 11, 2004, and incorporated herein by reference.

(7) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated April 25, 2005, and incorporated herein by reference.

(8) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated June 16, 2005, and incorporated herein by reference.

(9) Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Tampa, Florida, on this 18th day of August 2005.

IA GLOBAL, INC.

By: /s/ Mark Scott
Mark Scott
President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 18th day of August 2005 by the persons and in the capacities indicated below.

Signature	Title

/s/ Mark Scott Mark Scott	Director, President and Chief Financial Officer (Principal Executive and Financial and Accounting Officers)

/s/ Alan Margerison Alan Margerison	Director

/s/ Raymond Christinson Raymond Christinson	Director

/s/ Jun Kumamoto Jun Kumamoto	Director

/s/ Eric La Cara Eric La Cara	Director